Exhibit 10.2

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LETTER AGREEMENT

ACG Global Solutions Inc.; Verus International Inc.;

Big League Foods Inc.; Game On Foods Inc.

This letter agreement (the “Agreement”) is made as of the Effective Date indicated above the signature lines below, between ACG Global Solutions Inc. (“ACG”) and Verus International Inc. (“Verus”) and Big League Foods Inc. (“BLF”) and Game On Foods Inc. (“GOF”).

WHEREAS Verus is the sole owner of BLF.

WHEREAS BLF requires assistance with certain business matters.

WHEREAS, GOF has the experience and expertise to assist BLF in the BLF business matters.

WHEREAS Verus executed a certain promissory note in the Original Principal Amount of $312,500.00 on or about March 31, 2020 (the “Note”) and ACG is the Holder of the Note.

WHEREAS Verus and ACG desire to modify the terms of the Note.

NOW THEREFORE, in consideration of the representations, warranties, covenants, and agreements, and upon the terms and conditions hereinafter set forth, the parties hereto do hereby each agree as follows:

1.	Incorporation of Recitals, Attachments, Exhibits, and Schedules. Each of the recitals set forth above is hereby incorporated into and made a part of this Agreement and each attachment, exhibit, schedule that may be referenced in this Agreement shall be incorporated into this Agreement.

2.	Promissory Note. ACG and Verus entered into the Note on or about March 31, 2020. ACG and Verus amended the terms of the Note by way of a letter agreement dated on or about July 20, 2020 (the “Letter Agreement”). ACG and Verus agree to further amend the Note as provided for in Schedule 2 to this Agreement.

3.	BLF Employment Matters. BLF has failed to pay money that is due to the BLF workers indicated below, whether as at-will workers or based on written agreements, and BLF would like to pay the workers in exchange for a release of claims. In further consideration of the transfer, sale, and assignment of the BLF Assets (defined below), GOF agrees to promptly pay the settlement amounts indicated below to the workers. GOF’s payments are contingent upon evidence that BLF and each of the workers have signed the releases provided as Schedule 3 to this Agreement.

	Name	Amount
●	Miles Wheeler	$ [*]
●	Robert Holz	$ [*]
●	Jim Wheeler	$ [*]

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.	BLF Assets.

a.	In further consideration for the assistance with the BLF employment matters, BLF agrees to sell, transfer, and assign all of BLF’s rights, title, and interest in and to all of BLF’s assets, whether or not appearing on the BLF balance sheet (the “BLF Assets”), to GOF.

b.	As requested by GOF, BLF agrees to promptly execute all documents required to assign or transfer the BLF Assets, including but not limited to a Bill of Sale.

c.	BLF represents and warrants that the following are included in the Assets of BLF in “as-is and where is condition”:

(1) All GTIN and UPC #’s and accompanying GS1 accounts

(2) 1WorldSync account and corresponding vendor connections

(3) All CAD drawings, 3D renders, product designs, product moulds

(4) Big League Foods logo and trademarks

(5) Website, social media pages/ handles

(6) Product placement images and advertisements

(7) Product promotion materials and accompanying sweepstakes and slogans

(8) SPS account and accompanying vendor EDI connections

(9) Brokerage contacts and network

(10) Trade show booths and reservations

(11) Employee computers that are currently in their possession and accompanying files and data

(12) Employee phones that are currently in their possession

(13) Employee email addresses and accompanying files and data

(14) MLB license # ML-5046

(15) NHL license # 100430

5.	Verus Assets.

a.	In further consideration for GOF assisting its related entity with the employment matters, Verus agrees to sell, transfer, and assign to GOF all of Verus’ rights, title, and interest in the following Verus tangible property and assets located in Verus’ Gaithersburg office on an as-is and where is condition (the “Verus Property”).

i.	Refrigerator in possession of Jim Wheeler
ii.	HP Ink Jet Printer
iii.	Microwave
iv.	Kitchen goods

For removal of any doubt, 8x8 phones and Lenovo desktop are NOT included and will be returned.

b.	As requested by GOF after the Effective Date, Verus agrees to promptly execute all documents required to assign or transfer the Verus Property Assets, including but not limited to a Bill of Sale.

c.	Verus represents and warrants that: (i) Verus is the sole owner of BLF and (ii) Verus owns the Verus Property.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.	Release Contingency. This Agreement is contingent upon, and is not effective until, ACG and GOF have each received a fully executed version of the Release provided in Schedule 6 to this Agreement.

7.	Consideration. All parties to this Agreement agree that sufficient consideration is or has been exchanged between the parties in return for the representations, warranties, covenants, and promises in this Agreement and the Schedules.

8.	Representations and Warranties. Each party represents and warrants to the other party that:

a.	Each party has the requisite corporate authority to enter into this Agreement. Neither the execution and delivery of this Agreement nor the performance hereunder will conflict with or constitute a default under: (i) any governing instrument of the party; (ii) any law, regulation, statute, or ordinance applicable to the party; (iii) any agreement that involves the BLF Assets or the Verus Property, or (iv) any agreement, instrument, judgment, consent, or order to which the party or an affiliate is a party or by which the party or an affiliate, is bound.

b.	This Agreement shall not change any of the provisions or obligations of the Note except as specifically referenced in this Agreement.

9.	Indemnification. Verus and BLF (each an “Indemnifying Party”), jointly and severally, will indemnify and hold harmless ACG, GOF and each of their affiliated entities, and their respective officers, directors, employees, members, shareholders, owners, and agents (each and “Indemnified Party”) from and against all liabilities, losses, damages, claims, and expenditures, including reasonable legal fees (the “Expenses”), that may be incurred or suffered by an Indemnified Party arising out of third party claims related to the Indemnifying Party’s: (i) obligations under this Agreement; (ii) breach of this Agreement; or (iii) inaccurate representations or warranties in this Agreement. Upon request from ACG, the Indemnifying Party agrees to promptly pay all reasonable amounts requested by the Indemnified Party for advance payment of anticipated Expenses.

10.	General Provisions. All of the General Provisions in the Letter Agreement shall be incorporated herein.

Each person that executes this Agreement has the authority to execute it and to bind the person or entity on whose behalf he or she is signing. Each signatory shall indemnify and hold harmless the other parties from any claims, expenses, and liabilities (including attorneys’ fees) arising from any asserted or actual lack of authority to execute this Agreement.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

The Effective Date of this Agreement shall be: DECEMBER 18, 2020.

ACG Global Solutions Inc.		Verus International Inc.

Signed:		Signed:

Name:	Andrew Garncok	Name:	Anshu Bhatnagar

Title:	Managar	Title:	Chief Executive Officer

Big League Foods Inc.		Game On Foods Inc.

Signed:		Signed:

Name:	Anshu Bhatnagar	Name:	Jim Wheeler

Title:	Chief Executive Officer	Title:	President